FOR IMMEDIATE RELEASE:

Guaranty Bancorp Doubles Quarterly Cash Dividend

DENVER, February 10, 2015  – Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today announced that its Board of Directors has declared a  quarterly cash dividend of $0.10 per common share. This represents a 100% increase over the previous dividend of $0.05 per common share. The dividend is payable on February 27, 2015 to stockholders of record as of the close of business on February 20, 2015.

“We are pleased to be able to double our quarterly dividend for the second consecutive year,” said Paul W. Taylor, President and CEO. “The significant increase in our dividends in 2014 and 2015 demonstrates our ongoing commitment to provide meaningful returns to our stockholders and reflects our continued strong performance.”

About Guaranty Bancorp

Guaranty Bancorp is a $2.1 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Contact Information

Christopher G. Treece

E.V.P., Chief Financial Officer & Secretary

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO 80202

303.675.1194